Exhibit C



                  Version 1 (FOR USE THE WEEK OF OCTOBER 20TH)

                     [INSERT NAME OF LIFE INSURANCE COMPANY]

I'm calling regarding your (Life Insurance Policy) (Annuity Contract) with [insert name of life insurance company]. Briefly, I wanted to be sure you received the proxy information for Ayco Growth Fund's special shareholder meeting to be held on November 25, 2003. Has that arrived?

If proxy information has arrived:

Have you had a chance to return your voting instruction card yet?

If yes:

Thank you for completing and returning your voting instruction card. Have a good day.

If no:

If you could return your card in the mail, it would be appreciated. It is important to you, as a Contract owner with assets invested in the Ayco Growth Fund, that you complete the voting instruction card and return it.

If proxy information has not arrived:

You should receive the voting instruction card in the mail shortly. If you could return your card in the mail once you get it, it would be appreciated. It is important to you, as a Contract owner with assets invested in the Ayco Growth Fund, that you complete the voting instruction card and return it.





     Version 2 (for use the week of november 3rd if contract holder has not returned the VOTING INSTRUCTION card)

                     [INSERT NAME OF LIFE INSURANCE COMPANY]

I'm calling regarding your (Life Insurance Policy) (Annuity Contract) with [insert name of life insurance company]. Briefly, I wanted to be sure you received the proxy information for Ayco Growth Fund's special shareholder meeting to be held on November 25, 2003. Has that arrived?

If yes:

Have you had a chance to return your voting instruction card yet?

If no:

If you could return your card in the mail, it would be appreciated. It is important to you, as a Contract owner with assets invested in the Ayco Growth Fund, that you complete the voting instruction card and return it.

If yes:

For whatever reason, that vote is not yet registered. Would you like us to mail you another voting instruction card? [Confirm address for mailing] I'll make sure that one is mailed to you today.

                               PROXY STATEMENT Q&A

                           Proposal 1 - Reorganization

Q. How will the Reorganization affect me?

A. If the Reorganization Agreement is approved, the assets of the Ayco Growth Fund (Ayco Fund) will be combined with those of the Goldman Sachs Capital Growth Fund (GS Fund or Goldman Fund). Your investment in the Ayco Fund would be transferred to the Goldman Fund. The value of your investment would remain unchanged.

Q. Why is the Reorganization being recommended?

A. As you may know, The Goldman Sachs Group (Goldman Sachs) recently acquired The Ayco Company, L.P. (Ayco). The Ayco Fund and the Goldman Fund have compatible investment objections, a significant factor in Ayco's and Goldman Sachs's decision to propose merging the Ayco Fund and the Goldman Fund. The Reorganization is intended to enable you to continue your individual investment program without substantial disruption. It's expected that the Reorganization will promote greater efficiency and, over the long term, result in the reduction of certain costs and expenses.

Shareholders of another fund are also being requested to approve a merger into the Goldman Fund. If that merger also takes place, it is likely that the Goldman Fund will enjoy even greater efficiency in its operations and a further reduction in certain of its costs and expenses.

Q. How do the fees paid by the Goldman Fund compare to those payable by the Ayco Fund?

A. The management fee for the Goldman Fund is slightly lower than the management fee for the Ayco Fund. The total per share operating expenses of the Goldman Fund are lower than those of the Ayco Fund, before taking into account fee waivers and expense reimbursements, and are marginally higher than those of the Ayco Fund after taking into account fee waivers and expense reimbursements. You can look at the prospectus/proxy statement to find pro forma fee and expense information.

Q. Will I have to pay any sales load, commission or other transactional fee or expense in connection with the Reorganization?

A. No. The full value of your shares of the Ayco Fund will be exchanged for shares of the Goldman Fund without any sales load, commission or other transactional fee or expense.

Q. Who will serve as investment adviser and provide other services to the combined Goldman Fund?

A. Goldman Sachs Asset Management serves as the investment adviser to the Goldman Fund. Goldman Sachs & Co. serves as the exclusive distributor and transfer agent of the Goldman Fund.

Q.  Will  I  have  to  pay  any  federal   income  taxes  as  a  result  of  the
Reorganization?

A. No. The  Reorganization  will have no federal income tax impact on you. It is
contemplated   that   the   Reorganization   will   qualify   as  a   nontaxable
"reorganization" for federal income tax purposes.

Q. What happens if the Reorganization is not approved?

A. If the Reorganization is not approved, the Ayco Fund's Board will take such further action as it deems to be in the best interests of the Ayco Fund, its shareholders (the insurance companies), and owners of insurance contracts, such as yourself.

                                   PROPOSAL 2

                 Approval of New Investment Management Agreement

Q. What is the purpose of the Second Proposal?

A. You are being asked to approve the proposed New Investment Management Agreement between Ayco and Ayco Series Trust (Ayco Trust), on behalf of the Ayco Fund.

Q. Why is the New Investment Management Agreement being proposed at this time?

On July 1, 2003, Goldman Sachs acquired Ayco. Prior to Goldman Sachs' acquisition of Ayco, Ayco managed the Ayco Fund under the terms of an Investment Management Agreement dated as of November 29, 2000 between Ayco and the Ayco Trust, on behalf of the Ayco Fund. The Federal securities laws treat the acquisition as an "assignment" of the Investment Management Agreement, which caused that Investment Management Agreement to terminate as of July 1, 2003. At a Special Meeting of the Board of Trustees of the Ayco Trust held on June 11, 2003 in anticipation of the Acquisition, the Board determined that it would be in the best interest of the Ayco Fund, its shareholders and Contract owners to continue the investment management relationship between the Ayco Fund and Ayco. Since the acquisition, the Ayco Fund has been managed by Ayco under the terms of an Interim Investment Management Agreement. Under applicable law, the Interim Investment Management Agreement must terminate within 150 days after it took effect. The Board of the Ayco Trust is now asking for your approval of a new Investment Management Agreement between Ayco and the Ayco Trust, on behalf of the Ayco Fund for a number of reasons:

     o so the Ayco Fund will be able to continue to employ Ayco as its investment manager until the Reorganization occurs (assuming that the Reorganization Agreement is approved by shareholders);

     o to permit the Ayco Fund to continue to employ Ayco as its investment manager if shareholders don't approve the Reorganization Agreement; and

     o so Ayco will be permitted to receive compensation for its continuing investment management services for the Ayco Fund since the acquisition date.

Q. Does the proposed New Investment Management Agreement differ substantively from the Prior Management Agreement?

A. No. There are certain changes in the proposed New Investment Management Agreement in response to recent legislative and regulatory developments, such as the Sarbanes-Oxley Act of 2002. Additionally, the proposed new Investment Management Agreement explicitly permits Ayco to execute Ayco Fund brokerage through broker-dealers affiliated with Ayco. Other than these changes, and the effective and termination dates of the new Investment Management Agreement, the terms and conditions of the new Investment Management Agreement do not differ materially from those of the Prior Management Agreement.